Exhibit 4.1

fTHIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, THE REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

BIOTRICITY INC.

CONVERTIBLE PREFERRED NOTE

Principal Amount: US$[1,000,000]	Issue Date: October 31, 2023

BIOTRICITY INC., a Nevada corporation (the “Company”), for value received, hereby promises to pay to [ ] (the “Subscriber(s)”) or his permitted assigns or successors (the “Holder(s)”), the principal amount of [One Million Dollars] (US$[1,000,000]) (the “Principal Amount”), without demand, on the Maturity Date (as hereinafter defined), together with any accrued and unpaid interest due thereon. This Note shall bear interest at a fixed rate of 12% per annum, paid in cash monthly. Except as set forth in Section 3.1, payment of all principal due shall be in such coin or currency of the United States of America as shall be legal tender for the payment of public and private debts at the time of payment.

This Note is a convertible preferred note referred to in that certain Subscription Agreement dated as of the date hereof (the “Subscription Agreement”), or series of like subscription agreements, among the Company and the Subscriber(s), pursuant to which the Company is seeking to raise an aggregate of up to $1,000,000 (the “Offering”).

ARTICLE 1

DEFINITIONS

SECTION 1.1. Definitions. The terms defined in this Article whenever used in this Note shall have the respective meanings hereinafter specified.

“Applicable Laws” means any and all applicable foreign, federal, state and local statutes, laws, regulations, ordinances, policies, and rules or common law (whether now existing or hereafter enacted or promulgated), of any and all governmental authorities, agencies, departments, commissions, boards, courts, or instrumentalities of the United States, any state of the United States, any other nation, or any political subdivision of the United States, any state of the United States or any other nation, and all applicable judicial and administrative, regulatory or judicial decrees, judgments and orders, including common law rules and determinations.

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“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Conversion Shares” means the New Round Stock issued or issuable to the Holder upon a Conversion Date pursuant to Article 3.

“Conversion Date” shall have the meaning set forth in Section 3.1. “Event of Default” shall have the meaning set forth in Section 6.1.

“Holder” or “Holders” means the person named above or any Person who shall thereafter become a recordholder of this Note in accordance with the terms hereof.

“Issue Date” means the issue date stated above.

“Maturity Date” shall mean the earlier of: (a) the eighteen (18) month anniversary of the date hereof or, if there be more than one closing pursuant to the Offering, the eighteen (18) month anniversary of the last closing date of the Offering.

“New Round Stock” means, in the event of a Qualified Financing, the securities (or units of securities if more than one security are sold as a unit) issued by the Company in the Qualified Financing.

“Note” means this Convertible Preferred Note, as amended, modified or restated.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization or any government, governmental department or agency or political subdivision thereof.

“Qualified Financing” means the next equity or debt round of financing of the Company in whatever form or type, that raises in excess of $15,000,000 gross proceeds.

“Securities Act” means the United States Securities Act of 1933, as amended. “Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported on the OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by the Board of Directors of the Company in good faith.

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ARTICLE 2

GENERAL PROVISIONS

SECTION 2.1. Loss, Theft. Destruction of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount dated as of the date hereof. This Note shall be held and owned upon the express condition that the provisions of this Section 2.1 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Note and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without their surrender.

SECTION 2.2. Prepayment; Redemption. This Note may be prepaid by the Company in whole or in part, after providing fifteen (15) days written notice to the Holder, either in cash or by the mutually consented conversion of the Note and any accrued interest thereon at a 15% discount to the stock’s 10-day VWAP.

ARTICLE 3

CONVERSION OF NOTE

SECTION 3.1. Conversion.

(a) Optional Conversion Upon Qualified Financing or Maturity. At the option of the Holder at any time subsequent to the consummation of a Qualified Financing (the “Conversion Date”) through to the earlier of the Early Payout Date or the Maturity Date, all of the outstanding principal and accrued interest shall convert into New Round Stock based upon a conversion price equal to a 20% discount to the lesser of (i) the actual price per New Round Stock in the Qualified Financing or (ii) if there be no Qualified Financing as of the Maturity Date, by mutual consent and election of the Company and the Holder, at a 15% discount to the average VWAP for ten (10) consecutive Trading Days immediately prior to the Maturity Date.

(b) Upon and as of the Conversion Date, this Note will be cancelled on the books and records of the Company and shall represent the right to receive the Conversion Shares.

SECTION 3.2. Delivery of Securities Upon Conversion.

(a) As soon as is practicable after the Conversion Date, the Company shall deliver to the Holder (i) a certificate or certificates evidencing the Conversion Shares issuable to the Holder.

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(b) The issuance of certificates for Conversion Shares upon conversion or maturity of this Note shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of securities. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the Conversion Shares so issued upon such conversion shall be validly issued, fully paid and nonassessable.

SECTION 3.3. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon conversion of this Note. If any conversion of this Note would create a fractional share or a right to acquire a fractional share, the Company shall round to the nearest whole number.

ARTICLE 4

STATUS; RESTRICTIONS ON TRANSFER

SECTION 4.1. Status of Note. This Note is a direct, general and unconditional obligation of the Company, and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

SECTION 4.2. Restrictions on Transferability. This Note and any Conversion Shares issued with respect to this Note, have not been registered under the Securities Act, or under any state securities or so-called “blue sky laws,” and may not be offered, sold, transferred, hypothecated or otherwise assigned except (a) pursuant to a registration statement with respect to such securities which is effective under the Act or (b) upon receipt from counsel satisfactory to the Company of an opinion, which opinion is satisfactory in form and substance to the Company, to the effect that such securities may be offered, sold, transferred, hypothecated or otherwise assigned (i) pursuant to an available exemption from registration under the Act and (ii) in accordance with all applicable state securities and so-called “blue sky laws.” The Holder agrees to be bound by such restrictions on transfer. The Holder further consents that the certificates representing the Conversion Shares that may be issued with respect to this Note may bear a restrictive legend to such effect.

ARTICLE 5

COVENANTS

In addition to the other covenants and agreements of the Company set forth in this Note, the Company covenants and agrees that so long as this Note shall be outstanding:

SECTION 5.1. Payment of Note. The Company will punctually, according to the terms hereof, (a) pay or cause to be paid all amounts due under this Note, (b) reasonably promptly issue the Conversion Shares upon the Conversion Date.

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SECTION 5.2. Notice of Default. If any one or more events occur which constitute or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default or if the Holder shall demand payment or take any other action permitted upon the occurrence of any such Event of Default, the Company will forthwith give notice to the Holder, specifying the nature and status of the Event of Default or other event or of such demand or action, as the case may be.

SECTION 5.3. Compliance with Laws and Filing Responsibilities. The Company will comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings. The Company will be responsible for timely filing of all required documents including Form D, and blue sky filings, and will pay for all legal opinions of Company counsel associated with all future sales of the Investor appropriately relying on Rule 144 with respect to the securities sold.

SECTION 5.4. Use of Proceeds. The Company shall use the proceeds of this Note for general working capital.

ARTICLE 6

REMEDIES

SECTION 6.1. Events of Default. “Event of Default” wherever used herein means any one of the following events:

(a) The Company shall fail to issue and deliver the Conversion Shares in accordance with Article 3;

(b) Default in the due and punctual payment of the principal of, or any other amount owing in respect of (including Interest), this Note when and as the same shall become due and payable;

(c) Default in the performance or observance of any covenant or agreement of the Company in this Note (other than a covenant or agreement a default in the performance of which is specifically provided for elsewhere in this Section 6.1), and the continuance of such default for a period of ten (10) days after there has been given to the Company by the Holder a written notice specifying such default and requiring it to be remedied;

(d) The entry of a decree or order by a court having jurisdiction adjudging the Company as bankrupt or insolvent; or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) calendar days;

(e) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors;

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(f) The Company seeks the appointment of a statutory manager or proposes in writing or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or any group or class thereof or files a petition for suspension of payments or other relief of debtors or a moratorium or statutory management is agreed or declared in respect of or affecting all or any material part of the indebtedness of the Company; or

(g) It becomes unlawful for the Company to perform or comply with its obligations under this Note.

SECTION 6.2. Effects of Default. If an Event of Default occurs and is continuing, then and in every such case the Holder may declare this Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration, the Company shall pay to the Holder the outstanding principal amount of this Note plus all accrued and unpaid interest through the date the Note is paid in full.

SECTION 6.3. Remedies Not Waived. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder. No failure or delay by the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

ARTICLE 7

MISCELLANEOUS

SECTION 7.1. Severability. If any provision of this Note shall be held to be invalid or unenforceable, in whole or in part, neither the validity nor the enforceability of the remainder hereof shall in any way be affected.

SECTION 7.2. Notice. Where this Note provides for notice of any event, such notice shall be given (unless otherwise herein expressly provided) in writing and either (i) delivered personally, (ii) sent by certified, registered or express mail, postage prepaid or (iii) sent by facsimile or other electronic transmission, and shall be deemed given when so delivered personally, sent by facsimile or other electronic transmission (confirmed in writing) or mailed. Notices shall be addressed, if to Holder, to its address as provided in the Subscription Agreement or, if to the Company, to its principal office.

SECTION 7.3. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).

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SECTION 7.4. Forum. The Holder and the Company hereby agree that any dispute which may arise out of or in connection with this Note shall be adjudicated before a court of competent jurisdiction in the State of New York and they hereby submit to the exclusive jurisdiction of the courts of the County and State of New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, with respect to any action or legal proceeding commenced by either of them and hereby irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum.

SECTION 7.5. Headings. The headings of the Articles and Sections of this Note are inserted for convenience only and do not constitute a part of this Note.

SECTION 7.6. Amendments. Any provision of this Note may be amended, modified or waived if and only if the Holder of this Note and the Company has consented in writing to such amendment, modification or waiver of any such provision of this Note.

SECTION 7.7. No Recourse Against Others. The obligations of the Company under this Note are solely obligations of the Company and no officer, employee or stockholder shall be liable for any failure by the Company to pay amounts on this Note when due or perform any other obligation.

SECTION 7.9. Assignment; Binding Effect. This Note may not be assigned by the Company without the prior written consent of the Holder. This Note shall be binding upon and inure to the benefit of both parties hereto and their respective permitted successors and assigns.

SECTION 8.0. Registration Rights. If this Note is converted, shares underlying the Note will be subject to “piggy-back” registration rights of the Qualified Financing.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer on the date hereinabove written.

BIOTRICITY INC.

By:	/s/ Waqaas Alsiddiq
Name:	Waqaas Alsiddiq
Title:	CEO

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